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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM 15

                                 ---------------

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.

                       COMMISSION FILE NUMBER: 000-29803
                                               ---------

                       TRITON DISTRIBUTION SYSTEMS, INC.
                       ---------------------------------
                 (Name of small business issuer in its charter)

                                 ---------------

                 COLORADO                             84-1039067
                 --------                             ----------
       (State or other jurisdiction                (I.R.S. Employer
             of Incorporation)                    Identification No.)


                                105 BARBAREE WAY
                            TIBURON, CALIFORNIA 94920
                            -------------------------
                    (Address of principal executive offices)

                                 (415) 381-4806
                                 --------------
                (Issuer's telephone number including area code)

        COMMON STOCK REGISTERED UNDER 12(g), PAR VALUE $0.001 PER SHARE
            (Title of each class of securities covered by this Form)

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                                 ---------------

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        RULE 12g-4(a)(1)     [ ]
        RULE 12g-4(a)(2)     [X]
        RULE 12h-3(b)(1)(i)  [ ]
        RULE 12h-3(b)(1)(ii) [ ]
        RULE 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
335

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          TRITON DISTRIBUTION SYSTEMS, INC.


Date: October 15, 2009                    By: /s/ Gregory Lykiardopoulos
                                             -----------------------------------
                                             Gregory Lykiardopoulos, CEO